Exhibit 5.1
[Letterhead of Mark B. Barnes, Attorney at Law]
June 15, 2010
Hillenbrand, Inc.
One Batesville Boulevard
Batesville, Indiana 47006
Ladies and Gentlemen:
I have acted as special Indiana counsel to Hillenbrand, Inc. (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) that is proposed to be filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the Company’s common stock, no par value (the “Common Stock”), which is the same class of stock for which the Company’s Registration Statement No. 333-149893 was filed on Form S-8 on March 25, 2008, and specifically to the registration of an additional 4,000,000 shares (the “Shares”) of the Common Stock that have been authorized for issuance pursuant to the amendment to the Hillenbrand, Inc. Stock Incentive Plan (As of December 19, 2008) that has been effected by the Hillenbrand, Inc. Stock Incentive Plan (As of February 24, 2010) (the “Amended Plan”). Under the Amended Plan, the total number of shares of Common Stock issuable was increased from 4,635,436 shares to 8,635,436 shares (an increase of 4,000,000 shares).
For purposes of this opinion, I have examined the originals or copies, certified or otherwise identified to my satisfaction, of (a) the Registration Statement, (b) the Amended Plan, (c) the Articles of Restatement and Amendment of the Articles of Incorporation of the Company, and (d) such corporate records of the Company and such other documents and certificates as I have deemed necessary as a basis for the opinions hereinafter expressed. I have assumed (a) the genuineness of all signatures on original documents, (b) the conformity to original documents of all copies submitted to me and (c) the accuracy and completeness of all corporate and public documents and records made available to me, and (d) the conformity in all material respects of the Registration Statement, when and as filed, to the draft of the Registration Statement made available to me for purposes of this opinion.
Based upon and subject to the foregoing, I am of the opinion that the Shares, when issued and delivered in accordance with the terms of the Amended Plan, will be validly issued, fully paid and nonassessable.
This opinion letter is limited to the current internal laws of the State of Indiana (without giving any effect to the conflict of law principles thereof) and I have not considered, and express no opinion on, the laws of any other jurisdiction. This opinion letter is dated and speaks as of the date of delivery. I undertake no, and hereby disclaim, any obligation to advise you or any third parties of changes in law or fact that may hereafter come to my attention, even if legal analysis or legal conclusions contained in this opinion letter might or would be affected by such changes. This opinion is furnished to you in support of the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Mark B. Barnes

Mark B. Barnes